Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Zscaler, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated FY2018 Equity Incentive Plan	Other(4)	7,915,041(2)	$266.45(4)	$2,108,962,674	0.0001531	$322,882.19
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the FY2018 Employee Stock Purchase Plan	Other(5)	1,583,008(3)	$226.49(5)	$358,535,482	0.0001531	$54,891.78
Total Offering Amounts					$2,467,498,156		$377,773.97
Total Fee Offsets							–
Net Fee Due							$377,773.97

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated FY2018 Equity Incentive Plan (“2018 Plan”) and the Registrant’s FY2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents an automatic annual increase on August 1, 2025 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 Plan, which annual increase is provided for in the 2018 Plan.
(3)Represents an automatic annual increase on August 1, 2025 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 ESPP, which annual increase is provided for in the 2018 ESPP.
(4)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $266.45 per share, which is the average of the high and low prices of the Registrant’s common stock on September 4, 2025, as reported on the NASDAQ Global Select Market.
(5)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $266.45 per share, which is the average of the high and low prices of the Registrant’s common stock on September 4, 2025, as reported on the NASDAQ Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of the Registrant’s common stock on the Enrollment Date (as defined in the Plan) or on the Exercise Date (as defined in the 2018 ESPP).